Services Agreement

Name of Licensee organization's legal entity:
COMPASS Pathways Inc

Mailing Address 180 Varick Street
6th F New York, NY, 10014

Email Address mark.thompson@compasspathways.com

Licensee federal tax ID# 833496958
(if left blank, agreement becomes a personal obligation of signer)

DocuSigned by:
Mark Thompson
Signature: Signer Name: Mark Thompson
Signing Reason: I approve this document
Signing Time: 1/31/2022 | 05:01 EST
8D2338FFDD14D0CA68FBF340AE119C5

Name of authorized signer: Mark Thompson

Title: People Coordinator

BioInnovation Labs LLC

Signature: Glennis Mehra (Jan 31, 2022 15:07 EST)

Officer's name: Glennis Mehra

Title: Director

Page **1** of **9**

Exhibit A

License Fees/Space

Premises: 180 Varick Street, New York NY 10014

Licensed Space:

Number of Users (a): 7 Users

Number of Benches (b): N/A

Number of Assigned Desk (c): N/A

Number of Private Offices (d): Office 651 (2 Desks) & Office 635 (4 Desks)

First Date of Move-in: January 1, 2022

*In no event shall the Licensed Space exceed 20 benches and 20 desks.
When Licensed Space reaches 15 benches or 15 desks the Licensee agrees to exit the Licensed Space in a tiered approach by reducing Licensed Space over the course of 3 months.

Monthly License Fees:

The fee for the laboratory use, which may change with 60 days notice, described in this Agreement shall be:

(a) a per-user fee of $ 400.00 per month per person
(b) a per-bench fee of $3,600.00 per month per bench
(c) an assigned desk fee of $200.00 per month per desk
(d) an InSilico desk fee of $400.00 per month per desk
(e) a private office fee starting at $800.00 per month per desk plus an additonal room premium
(f) a private lab fee starting at $3,600.00 per month per bench plus an additonal lab premium

Fees do not include consumables and other laboratory supplies which will be charged separately as outlined in Section 7. A refundable service retainer equal to one time the recurring monthly fee will be required.

Decommission Fees:

A one-time decommissioning fee of $500.00 will be charged to cover decommissioning and cleanup costs and is due upon signing.

First Invoice Opening Charges:

QUANTITY	DESCRIPTION	UNIT PRICE	TOTAL
7	User Fee	400.00	$2,800
2	Private Office Desk—Rm. 651	800.00	$1,600
1	Private Office Premium—Rm. 651	400.00	$400
4	Private Office Desk—Rm. 635	800.00	$3,200
1	Private Office Premium—Rm. 635	1,000.00	$1,000
		TOTAL DUE BY 1/15/2022 $9,000	

Page **2** of **9**

Page 3 of 9 Exhibit B Automatic Debit Authorization Form (ACH Authorization Form) Legal Company Name: DBA: Street Address: City: State: Zip Code: Phone: Fax: Effective Date: Bank Name: Bank Street Address: City: State: Zip Code: Bank Contact Name: Bank Phone: Transit/ABA or Routing #: Account #: I (we) hereby authorize BioInnovation Labs LLC (“BioLabs), or its designated affiliates, to initiate debit/credit entries to my (our) account indicated above in the amounts equal to each invoice, and I authorize the depository financial institution named above to process said entries. I (we) understand that invoice amounts are variable with each payment period. I waive my right to receive written notice of varying amounts and elect instead to be notified one day prior to each pay date of the exact amount of the invoice for that payment period. I agree that the effective date of each debit will be the same as the pay date for that period and that if the above-named bank rejects or declines to pay for any reason a debit initiated under this agreement, the full amount of the invoice will be due immediately in certified funds. This authority is to remain in full force and effect until Biolabs has received written notification from me of its termination in such manner as to afford BioLabs, and its own financial institution a reasonable opportunity to act on it. Authorized Signature: Date: Name and Title: (must be signer on the account) Please attach a voided check for the bank account allocated for ACH debit payments. BIOLABS USE ONLY Date Received: Received by: Date Processed: Processed by:

Page 4 of 9 Exhibit C-1 Insurance –180 Varick Street With respect to the spaces it makes use of from time to time within BioLabs’s premises, Licensee agrees to maintain at its own cost during the term hereof insurance coverage for: (a) Comprehensive General Liability Insurance (CGL) against all claims and demands for bodily injury, personal injury and property damage arising out of Licensee’s operations (including, without limitation by any of its agents, servants, employees, invitees, consultants, contractors, subcontractors, sub-licensees and/or sub-sublicensees), assumed liabilities or use of the Premises and Other Premises (including, without limitation, any Common Facilities, Campus Amenities or Licensed Space). Such insurance shall be in amounts no less than: Bodily Injury and Property Damage Liability: $1,000,000 each occurrence and $2,000,000 annual aggregate Personal Injury Liability: $1,000,000 each occurrence and $2,000,000 annual aggregate and 0% insured participation. (b) fire, vandalism, malicious mischief, extended coverage and so-called “all risk” coverage insurance in an amount equal to one hundred percent (100%) of the replacement cost insuring all of Licensee's furniture, equipment, fixtures and property of every kind, nature and description which may be in or upon the Building. Such policy(ies) shall also include contractual liability coverage covering such Licensee’s liability assumed under its agreement with BioLabs and under any written agreement between such Licensee and either of the Landlords, including without limitation such Licensee’s indemnification obligations hereunder or thereunder. Such insurance policy(ies) shall name New York University, a New York education corporation, and 180 Varick LLC (the “Landlords”), BioLabs, any managing agent of the Landlords or BioLabs, and persons claiming by, through or under any of them, if any, as additional insureds. All such CGL shall be on an occurrence basis. Licensee shall provide BioLabs with all endorsements and an ACORD 25-S or ACORD-28 certificate evidencing coverage for such parties as additional insureds, prior to the date Licensee takes possession of its assigned licensed premises. Such CGL certificates and endorsements must spell out the names of the additional insureds precisely as shown above. To the extent required by applicable state law, the Licensee also shall carry Worker’s Compensation Insurance. The insurance required under this Section must be placed with insurers authorized to do business in the state in which the Premises are located, with a rating of not less than “A-VIII” in the current Best’s Insurance Reports. All policies required under this Section shall be written as primary policies and not contributing to or in excess of any coverage either BioLabs or the Landlords may otherwise maintain. All insurance herein required shall be deemed an obligation of Licensee, not a discharge or limitation of Licensee’s obligation to indemnify BioLabs or the Landlords. If BioLabs provides the name of a particular broker or insurer to the Licensee, Licensee agrees that Licensee is itself nevertheless the sole party responsible for ensuring that such coverage meets these requirements. Names and addresses of Additional Insureds: NYCEDC and the City if New York are additional insured per terms outlined which include a blanket automatic additional insured provision that confers additional insured status to the certificate holder only if there is a written contract between the named insured and the certificate holder that requires the named insured to name the certificate holder as an additional insured. In the absence of such a contractual obligation on the part of the named insured, the certificate holder is not an additional insured under the policy. Regarding Project Number 6709001. The Additional Insured Endorsement should include the following names and NOT be limited to “when required by written contract” unless a contract or PO includes this list: The Certificate Holder Is: New York City Economic Development Corporation 110 William Street 6th Floor New York NY 10038

Page 5 of 9 NOTICE TO LICENSEE: IN ACCORDANCE WITH THE TERMS OF THIS LEASE, LICENSEE MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

Page 6 of 9 Exhibit D Overview of Included Services Office Rental Space BioLabs offering includes flexible, expandable office and wet laboratory space configured for use by growing companies. We provide access control using mechanical keys, electronic card keys and recorded video. All normal office utilities and services, such as electricity, office-hours HVAC, trash pickup, etc. are included. Access is provided on 24x7 basis. Although HVAC is on in the office areas Monday – Friday and Saturdays 9 am – 3pm. AC is available 24x7 in the laboratory areas. Office Furniture Each individual is provided with a complete workstation, including a desk, adjustable office chair and locking file storage space. Internet Each employee is provided with a high-speed Internet connection for office use. BioLabs holds its own IP address block and maintains high-speed connections (an optical fiber loop) to the Internet. Internet connections for non-office use (e.g. web servers) are not permitted without written permission. Copier, Printer & Fax Your service includes unmetered use of black and white and color printers, and commercial- grade copiers.. Conference Rooms Your service includes unmetered use of well-appointed conference rooms available with data projectors as well as unmetered use of digital Polycom audio and video conferencing equipment. Conference rooms are booked via a web page. Dedicated conference rooms for companies requiring frequent all-day meetings or intensive use for training or other purposes are available at a separate charge. Kitchen Services BioLabs has a fully stocked kitchen and food and drink are included in your rent. BIOLABS stocks yogurts, fruits, soft drinks, ice cream sandwiches, and other snacks and cold beverages. BIOLABS also stocks a full selection of gourmet coffees and a high-end by-the-cup coffee brewing system. Fair consumption is on the honor system. Reception and Facilities Management Services BioLabs takes care of janitorial services, front desk reception, routing of mail, packages and faxes, access control and management of the facility. Environmental Health and Safety BioLabs provides permitting and EHS support. All laboratory users must attend safety training and go through the EHS orientation in order to utilize the laboratory spaces. We also manage your waste removal and chemical storage. Lab Equipment Your service includes unmetered used of basic laboratory equipment, freezer and refrigerator storage and access to fully-equipped Tissue Culture Rooms. Some equipment is shared and you must adhere to safety requirements on the equipment at all times. In order to access the equipment, the user must be authorized and must have had the appropriate training. Purchasing BioLabs manages the entire procurement process and each member must purchase through our centralized purchasing system. This allow you to benefit from our vendor discounts and manages the intake and removal of hazardous materials. Signage Members are not permitted to hang any signs or wall coverings without the written consent of BioLabs. BioLabs will provide directory signage in the lobby area that will help guests and visitors identify that member company is located within the space. House Rules Members are asked to abide to House Rules and Code of Conduct as set forth by BioLabs

Page 7 of 9 Exhibit E BioLabs House Rules • Members must abide by our rules, which we may amend in our reasonable discretion. We will notify Members of any amendments. • Be courteous and show respect to both members and visitors. • Be considerate when using the co-working area ensuring not to take up more than one open desk per person. • When speaking on the phone, please adjust the volume of your voice. If your phone call might disrupt other people using the coworking space, please make your phone call in one of the conference rooms / phone booth. • We suggest you put your cell phone on vibrate mode to prevent disturbing others. • Pets are not allowed. For their safety, unless during an authorized family friendly event, Children may visit outside of normal business hours. • All guests must be registered before entering the Premises. • Members’ electronic devices must contain the current latest software updates and kept clean of malware, viruses or anything designed to perform malicious operations. BioLabs may remove any device from our networks that pose a threat to our networks or users. • Any activity likely to be disruptive or dangerous, illegal or generally regarded as offensive is prohibited. • Members may not take, copy or use any information or intellectual property belonging to BioLabs or other Member Companies or their Members or guests. • Office Space may not be used in a “retail,” “medical,” or other nature involving frequent visitors. • You must not directly or indirectly take, copy or use any information or intellectual property belonging to other members or member companies or any of their guests, including without limitation personal names, likenesses, voices, business names, trademarks, service marks, logos, trade dress, other identifiers or other intellectual property, or modified or altered versions of the same. • We do not control and are not responsible for the actions of other members or any other third parties. If a dispute arises between members or their guests, we shall have no responsibility or obligation to participate, mediate or indemnify any party. • Keys and key cards provided by BioLabs remain our property and must not be copied or shared. Members are responsible for replacement fees if they are lost, stolen or destroyed. Locks must not be installed unless authorized in advance by BioLabs. • To host Member events at the Premises, BioLabs needs fully completed required paperwork and reasonable prior notice. • Alterations and/or installations to the Office Space require BioLabs approval. Members are responsible for the removal of such items, as well as installation and removal costs. Approved alterations, installations, and removals must be coordinated the Community Manager at the Premises. • In general, we expect that you will not perform any activity that is reasonably likely to be disruptive, damaging or dangerous to us, our employees or agents, other members, any guests or any other third parties or property. • Member Companies must ensure that no alcohol is consumed by Members who are younger than the legal age for consuming alcohol in the applicable jurisdiction. • Members are responsible to successfully completing EHS courses before being given access to the lab.

Page 8 of 9 Exhibit F BioLabs Commitment to Safety Our Mission and How We Work Our mission is to help create the next generation of powerhouse biotech companies by providing entrepreneurs and innovative life-sciences startups with the space and resources they need to test out, challenge, and nurture early ideas. Our aim is to foster a collaborative atmosphere with and amongst all of our residents. We strive to be “green” by minimizing the impact of our operations on the environment, and endeavor to operate as a good community citizen. Our Commitment to Environmental Health and Safety BioLabs is committed to creating and maintaining a safe and healthy environment for all who work in or visit our facility. Accordingly, we worked to design a robust EHS program, suitable for the varied needs of all resident companies. Integral to our EHS commitment, we: • Provide fully permitted laboratory space • Provide equipment designed with suitable engineering controls for the safe performance of laboratory work, and work to maintain it to manufacturers’ specifications • Provide personal protective equipment that is required in our laboratory facilities, necessary for the safety of scientific personnel or visitors Resident Responsibilities In order to achieve our safety commitment, BioLabs expects all residents to conduct their operations in accordance with the established EHS policies and procedures. As a condition of residency, you must: • Be familiar with and adhere to all BioLabs EHS policies and procedures • Conduct your work safely at all times; consider its impact on both people and the environment • Don’t wait: see something, say something! Report any environmental, health or safety incident that occurs in your area immediately • Attend all required EHS trainings for your operations • Seek advice and counsel before conducting work with materials, agents, or processes with uncharacterized EHS implications • Use the engineering controls provided for all work that may produce exposures to personnel or other residents • Work with the BioLabs staff to maintain the EHS program; and help us as we work to constantly improve it • Do your part in creating and maintaining a safe and compliant BioLabs operation and culture – we’re all in this together!

Page 9 of 9 Exhibit G Temporary Access Addendum This Temporary Access Addendum (the “Addendum”), dated ________ (the “Addendum Effective Date”), is an addendum to that certain Services Agreement by and between BioInnovation Labs LLC (“BioLabs”) and ____________ (“Client” or “Licensee”) dated ______ (the “Agreement”). Capitalized terms used by not defined herein shall have the meaning given to them in the Agreement. The parties agree as follows: 1. Subject to the terms of the Agreement (including this Addendum), BioLabs will allow _______ (the “Additional Employee”) access to lab bench within the Licensed Space on up to eight (8) days in each calendar month during the Term. For clarity, the Additional Employee is only granted access to use the lab bench assigned to Licensee. 2. Licensee shall pay BioLabs $100 for each day in which the Additional Employee accesses the Licensed Space. Such payment is due within thirty (30) days after BioLabs invoice therefore. 3. All terms and conditions of the Agreement that apply to Licensee and its employees registered with BioLabs also apply to the Additional Employee. This includes, without limitation, the requirement that Additional Employee attend safety training and go through the Environmental Health and Safety orientation prior to using the laboratory. 4. This Addendum is hereby incorporated into the Agreement. This Addendum may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Copies (whether photostatic, facsimile or otherwise) of this Addendum may be made and relied upon to the same extent as an original. WITNESS WHEREOF, the parties have caused this Addendum to be executed by their duly authorized representatives. [LICENSEE NAME] BIOINNOVATION LABS LLC (“BioLabs”) By: By: Title: Title: Date: Date:

Compass.BioLabs@NYULangone.UserAgreement.SpaceAmendment.220101

Final Audit Report 2022-01-31

Created:	2022-01-31
By:	Biolabs NYULangone (biolabsny@gmail.com)
Status:	Signed
Transaction ID:	CBJCHBCAABAAbp0RJnrloqYHFpD5Cctapl9YCP1u0u1z

"Compass.BioLabs@NYULangone.UserAgreement.SpaceAmendment.220101" History

- Document digitally presigned by DocuSign\, Inc. (enterprisesupport@docusign.com)
  2022-01-31 - 10:04:30 AM GMT- IP address: 38.122.224.154

- Document created by Biolabs NYULangone (biolabsny@gmail.com)
  2022-01-31 - 4:36:35 PM GMT- IP address: 38.122.224.154

- Document emailed to Glennis Mehra (gmehra@biolabs.io) for signature
  2022-01-31 - 4:36:54 PM GMT

- Email viewed by Glennis Mehra (gmehra@biolabs.io)
  2022-01-31 - 6:29:17 PM GMT- IP address: 104.47.36.254

- Document e-signed by Glennis Mehra (gmehra@biolabs.io)
  Signature Date: 2022-01-31 - 8:07:06 PM GMT - Time Source: server- IP address: 174.197.132.216

- Agreement completed.
  2022-01-31 - 8:07:06 PM GMT

Adobe Sign